BlackRock Funds (the "Registrant"):  BlackRock Multi-Manager
Alternative Strategies Fund (the "Fund")

77Q1(e):

Copies of any new or amended Registrant investment advisory contracts

Attached please find as an exhibit to Sub-Item 77Q1(e) of Form
N-SAR, a copy of an amendment to the Sub-Advisory Agreement between BlackRock Advisors, LLC and QMS Capital Management LP with respect to the Fund.



AMENDMENT TO SUB-ADVISORY AGREEMENT

THIS AMENDMENT (the "Amendment") to the Sub-Advisory
Agreement between BlackRock Advisors, LLC ("Adviser") and QMS
Capital Management LP ("Sub-Adviser") as of July 23, 2014
(the "Agreement") is made as of February 24, 2017.

WHEREAS, BlackRock Funds, a Massachusetts business trust (the
"Trust"), is registered as
an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, pursuant to an Investment Advisory Agreement (the
"Investment Advisory
Agreement") by and between the Trust and the Adviser, the Trust has appointed the Adviser to furnish investment advisory and other services to the Trust on behalf of BlackRock Multi- Manager Alternative Strategies Fund, a series of the Trust (the "Fund");

WHEREAS, pursuant to the Agreement, the Adviser retained the Sub-Adviser to furnish sub-investment advisory services on behalf of the Fund or a designated portion of the assets of the Fund; and

WHEREAS, both parties to the Agreement, now wish to amend the Agreement to clarify certain notification requirements of the Sub-Adviser.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the sufficiency of which is hereby acknowledged, the Adviser and the Sub-Adviser hereby agree as follows:

1.	Section 12(b) is hereby deleted in its entirety and
replaced with the following:

(b) The Sub-Adviser shall promptly notify the Adviser and the Trust in writing of the occurrence of any of the following events: (i) any breach of this Agreement; (ii) any of the representations and warranties of the Sub-Adviser contained herein becomes untrue after the execution of this Agreement;
(iii) any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or other applicable law, rule or regulation or if the Sub-Adviser becomes aware that it is or likely may become subject to any statutory disqualification pursuant to Section 9(b) of the 1940 Act or otherwise that prevents the Sub-Adviser from serving as an investment adviser or performing its duties pursuant to this Agreement; (iv) the Sub-Adviser shall have been served or otherwise becomes aware of any action, suit, proceeding, inquiry or investigation applicable to it, at law or in equity, before or by any court, public board or body, involving or in any way relevant to the affairs of the Fund;
(v) Michael Brandt, Managing Principal (CIO) or Pete Nolan, Managing Principal (Head of BD) of the Sub-Adviser (together with such other persons as the Adviser and the Sub-Adviser may agree in writing from time to time, the "Key Personnel") are no longer active, or are proposed to no longer be active, in the day-to-day management of and/or trading decisions for the Managed Portion; (vi) any change in any of the Key Personnel and/or any change concerning any of the Key Personnel (including, without limitation, any change in the location of any such person or any adverse change in the position, function, regulatory or licensing status or other circumstances of any such person) which may adversely affect the Managed Portion; (vii) any proposed change in control of the Sub-Adviser; (viii) any proposed assignment of this Agreement; (ix) the Sub-Adviser becomes aware of any material fact respecting or relating to the Sub-Adviser or the investment strategies of the Managed Portion that is not contained in the Registration Statement, as amended and supplemented from time to time, regarding the Fund, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement respecting or relating to the Sub-Adviser, the Sub-Adviser's investment strategies or the Managed Portion contained therein that becomes untrue in any material respect; (x) any change in the Sub-Adviser's financial condition which could impact its abilities to perform its duties hereunder and of any reduction in the amount of coverage under the Sub-Adviser's errors and omissions or professional liability insurance coverage; (xi) Sub-Adviser becomes aware of any event or circumstance that could reasonably constitute (or will constitute with the passage of time) a default, event of default, or termination event (or other similar event or circumstance, however defined) under any Trading Agreement or otherwise with respect to the Managed Portion, and Sub-Adviser hereby agrees to use its best efforts to monitor the occurrence of any such event or circumstance; (xii) any Counterparty communicates to Sub-Adviser (in any manner whatsoever) (A) that such Counterparty will declare, might declare, or believes it is entitled to declare, a default, event of default, or termination event (or other similar event or circumstance, however defined) or (B) any changes to
(i) the fees, rates, or other charges or (ii) the daily or aggregate trading limits, margin requirements, eligible collateral requirements, or other risk parameters applicable to the Managed Portion, and in each case Sub-Adviser shall forward to Adviser all correspondence received from such Counterparty in connection therewith; (xiii) any change in the Sub-Adviser's status as a registered CTA or member of the NFA or, if the Sub-Adviser is relying on an exemption or exclusion from registration as a CTA, of any event that will make it ineligible for such exemption or exclusion and (xiv) any change in the membership of the Sub-Adviser. The Sub-Adviser further agrees to notify the Adviser and the Trust promptly if any statement regarding the Sub-Adviser contained in the Trust's Registration Statement with respect to the Fund, or any amendment or supplement thereto, becomes untrue or incomplete in any material respect.

2.	Other than as amended, the Agreement remains in full force
and effect.

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PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING
COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS AMENDMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THE TRADING ADVISOR'S TRADING PROGRAM OR THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized officers to execute this Agreement as of the day and year first written above.

BlackRock Advisors, LLC
By: /s/ Neal J. Andrews
Name: Neal J. Andrews
Title:  Managing Director

QMS Capital Management LP
By: QMS Capital Advisors LLC, its general partner
By: /s/ William E. Schwartz
Name: William E. Schwartz
Title:  General Counsel

Agreed and Acknowledged:
BlackRock Funds on behalf of its series, BlackRock Multi-Manager
Alternative Strategies Fund
By: /s/ John Perlowski
Name: John Perlowski
Title:  President and Chief Executive Officer